EXHIBIT 99

                                                            NEWS RELEASE

FOR IMMEDIATE  RELEASE            CONTACT: Robert W. Lougee, Jr.   508-870-6771
Friday, June 25, 1999                      VP, Corporate Communications &
                                           Investor Relations

                ARCH TO IMPLEMENT REVERSE STOCK SPLIT ON JUNE 28

Westborough,  MA (June 25, 1999) --- Arch  Communications  Group,  Inc. (Nasdaq:
APGR) today announced that it will implement the one-for-three reverse split of the Company's common stock and Class B common stock approved at the Company's special meeting of stockholders held on January 26, 1999. The reverse split will be effective at the opening of trading on Monday, June 28, 1999.

Arch, which is effecting the split in conjunction with its recently completed acquisition of MobileMedia Corporation and to stay in compliance with the Nasdaq National Market's listing requirements, said fractional shares resulting from the reverse stock split will be settled in cash. A new CUSIP number has been issued for each of the Company's common stock ("039381 50 4") and Class B common stock ("039381 60 3") to distinguish stock certificates issued after the effective date of the reverse stock split.

Arch said stockholders will be notified by the Company's transfer agent and exchange agent, The Bank of New York, regarding the process for exchanging existing stock certificates representing post-split shares. Following the reverse split, transfers of existing stock certificates will be honored; however, such certificates will only represent one-third of the number of shares set forth on such certificates. Warrants and options to purchase the Company's common stock and other securities convertible into shares of the Company's common stock will be adjusted in accordance with their terms to reflect the reverse stock split.

Arch Communications Group, Inc., Westborough, MA, is the second largest paging and wireless messaging company in the United States with more than seven million units in service nationwide. Founded in 1986, it provides local, regional and nationwide narrowband wireless messaging services to customers in all 50 states, the District of Columbia and in the Caribbean. MobileComm(R) is a registered trademark of Mobile Communications Corporation (MCC), a member of the Arch Communications Group, Inc. group of companies. MCC operates under the name MobileComm and is not associated with MobilComm, Inc. of Cincinnati, OH. Additional information on Arch and MobileComm is available on the Internet at www.arch.com and www.mobilecomm.com.